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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number   0-13161

                             First-Knox Banc Corp.
                             ---------------------
             (Exact name of registrant as specified in its charter)

                One South Main Street, Mount Vernon, Ohio 43050
                                 (614) 399-5500
                -----------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $3.125 Par Value
                         ------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
           (title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ X ]           Rule 12h-3(b)(1)(i)     [   ]
Rule 12g-4(a)(1)(ii)    [   ]           Rule 12h-3(b)(1)(ii)    [   ]
Rule 12g-4(a)(2)(i)     [   ]           Rule 12h-3(b)(2)(i)     [   ]
Rule 12g-4(a)(2)(ii)    [   ]           Rule 12h-3(b)(2)(ii)    [   ]
                                        Rule 15d-6              [   ]

Approximate number of holders of record as of the certification or notice
date:   0

Pursuant to the requirements of the Securities Exchange Act of 1934, Park National Corporation, as the successor to First-Knox Banc Corp., by merger, has caused this Certification and Notice of Termination relating to First-Knox Banc Corp. to be signed on its behalf by the undersigned duly authorized person.

DATE:    May 6, 1997                      By:   /s/  DAVID C. BOWERS
                                              --------------------------------
                                              David C. Bowers, Chief Financial
                                              Officer and Secretary of
                                              Park National Corporation